SHAREHOLDERS' AND VOTING AGREEMENT


          THIS SHAREHOLDERS' AND VOTING AGREEMENT dated as of this 21st day of October, 1996 is made by and among G.E.M. USA, INC., a company incorporated under the laws of Delaware whose business address is at General de Mesure et de Maintenance Electronique, S.A., c/o Metrix S.A., Parc des Glaisins, 6, avenue du Pre' Challes, B.P. 330, 74943 Annecy-le-Vieux Cedex, France ("GEM"), RONALD T. DeBLIS, an individual residing at 37 Farmstead Road, Short Hills, New Jersey 07078, U.S.A. ("DeBlis"), JACK FRUCHT, an individual residing at 380 Mountain Road, Apt. 512, Union City, New Jersey 07087, U.S.A. ("Frucht"), JOHN M. YOUNG, an individual residing at 9749 Maplecrest Circle, S.E., Lehigh Acres, Florida 33936, U.S.A. ("Young", together with each of DeBlis and Frucht hereinafter collectively referred to as the "Insider Shareholders"; and the Insider Shareholders and GEM are hereinafter collectively referred to as the "Shareholders"), and BOONTON ELECTRONICS CORPORATION, a company incorporated under the laws of the State of New Jersey, U.S.A. whose principal business address is at 25 Eastmans Road, Parsippany, New Jersey 07054, U.S.A. (the "Compa-ny").

                         WITNESSETH:

          WHEREAS, GEM is the direct and/or beneficial owner of Two Hundred Sixty Thousand Three Hundred (260,300) shares of common stock of the Company representing 15.905% of the total issued and outstanding shares of capital stock in the Company, and is entitled to acquire additional shares of the Company pursuant to an out-standing but unexercised option granted to GEM by the Company (the "GEM Shares"); and

          WHEREAS, as of the date of this Agreement DeBlis is the direct and/or beneficial owner of Sixty-Three Thousand Six Hundred Forty-Eight (63,648) shares of common stock of the Company repre-senting 3.8891% of the total issued and outstanding shares of capi-tal stock in the Company(the "DeBlis Shares"); and

          WHEREAS, as of the date of this Agreement Frucht is the direct and/or beneficial owner of Thirty Six Thousand Seven Hundred Eighty Two (36,782) shares of common stock of the Company repre-senting 2.2475% of the total issued and outstanding shares of capi-tal stock in the Company(the "Frucht Shares"); and

          WHEREAS, as of the date of this Agreement Young is the direct and/or beneficial owner of One Hundred Twenty-Four Thousand Six Hundred Six (124,606) shares of common stock of the Company representing 7.6137% of the total issued and outstanding shares of capital stock in the Company(the "Young Shares" together with the DeBlis Shares and Frucht Shares hereinafter collectively referred to as the "Insider Shares"; and the Insider Shares and GEM Shares together are hereinafter collectively referred to as the "Shares"); and
          WHEREAS, the Shareholders consider it appropriate and in the best interests of the Company to enter into this Agreement with respect to the management of the Company and the transfer or other disposition of the Shares.

          NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement, the Parties hereby agree as follows:

                         ARTICLE I
                    General Agreement

          1.1 The Shareholders hereby agree to retain, vote, transfer or encumber their respective Shares, owned by them as of the date of this Agreement or thereafter acquired pursuant to an existing option, only in the manner and upon the terms provided for in this Agreement, and further agree that none of the Shares, nor any interest in all or any part of the Shares shall be sold, assigned, pledged, given or otherwise transferred or encumbered (except with respect to encumbrances arising from the purchase of Shares on margin), in any manner, or by any means whatsoever, voluntarily or otherwise, except in the manner and upon the terms and conditions provided for in this Agreement.

          1.2 The Company shall not cause or permit the transfer of any of the Shares to be made on its books unless the transfer is permitted by this Agreement, and has been made in accordance with its terms.

                         ARTICLE II
                    Lifetime Transfers

          2.1 None of the Insider Shares nor any interest in all or any part thereof may be sold, assigned, pledged, given or other-wise transferred or encumbered (except with respect to encumbrances arising from the purchase of Shares on margin), voluntarily or otherwise, to any other person or entity, except by complying with the terms, conditions and provisions of this Agreement. Nothing herein shall restrict the right of GEM to sell, assign, pledge or otherwise transfer the GEM Shares.

          2.2 Subject to the provisions of Sections 2.5 below, in the event that any of the Insider Shareholders shall desire volun-tarily, or shall be required by law or this Agreement, directly or indirectly, or by action against the Insider Shares themselves, to sell, assign, pledge, give or otherwise transfer and encumber all or any portion of the Insider Shares while he or it is living or in existence, as the case may be, such Insider Shareholder shall do so only as provided in either Section 2.3 or 2.4 hereof.

          2.3 An Insider Shareholder may sell all or any portion of the Insider Shares owned by him or it as of the date of this Agreement or thereafter acquired pursuant to an existing option (directly and/or beneficially) to any other Shareholder, provided, however, that such Insider Shareholder shall first give written notice to GEM (the "First Offer Notice") identifying the number of Insider Shares being offered (the "Offered Insider Shares"), the purchase price the Insider Shareholder proposes to be paid for the Offered Insider Shares and the terms of payment thereof (the "First Offer Price"), and any encumbrances with respect to any of the Offered Insider Shares. Within twenty (20) days of the receipt of the First Offer Notice by GEM, GEM shall have an option to elect to purchase the Offered Insider Shares at the First Offer Price (the "Option"). The Option shall be deemed exercised upon written notice to the selling Insider Shareholder by GEM, given prior to the expiration of the First Option Period. If the Option is not exercised or if the Option is exercised, but the Offered Insider Shares are not purchased by GEM within forty-five (45) days of such exercise, then the selling Insider Shareholder shall be free, for a period of one hundred and fifty (150) days commencing from the date GEM received the First Offer Notice to complete the sale of the Offered Insider Shares to any other Insider Shareholder at a price equal to or greater than and on terms not more favorable than the First Offer Price.

          2.4 An Insider Shareholder who has received a bona fide third party offer (other than from another Shareholder) to purchase all or any portion of the Shares held by him or it as of the date of this Agreement or thereafter acquired pursuant to an existing option or who desires to sell all or any portion of the Shares held by him or it through a market maker or stockbroker authorized to sell the Shares (the "Selling Shareholder") shall serve notice upon GEM (the "Notice to Sell") of the Selling Shareholder's desire to sell his Shares and identifying the number of Shares to be sold (the "Offered Shares"), the name and address of the person desiring to purchase the same (or in the case of a market maker and/or stockbroker the name, address and phone number of the market maker and/or stockbroker), the sale price and terms of payment of such sale or the price quoted by the market maker and/or stockbroker for the Offered Shares on the date of the Notice to Sell (the "Purchase Terms") and any encumbrances with respect to the Offered Shares. GEM shall have a right of first refusal to purchase the Offered Shares from the Selling Shareholder in accordance with the Purchase Terms set forth in the Notice to Sell (except that with respect to Offered Shares being sold through a market maker or stockbroker, such shares shall be sold at the market price on the date GEM elects to purchase the Offered Shares, provided, however, that in the event (i) the market price has fallen below the price set forth in the Notice to Sell by more than ten (10%) percent, the Selling Shareholder may withdraw the offer to sell and shall thereafter be precluded from proceeding with the sale of the Offered Shares without first having submitted to GEM a new Notice to Sell or (ii) the market price has risen above the price set forth in the Notice to Sell by more than ten (10%) percent, GEM may elect not to proceed with the purchase of the Offered Shares) by delivering notice of its intention to purchase the Offered Shares to the Selling Shareholder within ten (10) business days of its receipt of the Notice to Sell. In the event GEM shall refuse or fail to exercise its right of first refusal to purchase the Offered Shares from the Selling Shareholder as provided hereinabove, or exercises its right of first refusal but fails to purchase the Offered Shares within twenty-five (25) days of its receipt of the Notice to Sell, the Selling Shareholder may proceed with the sale of the Offered Shares to the bona fide third party purchaser or through the market maker and/or stockbroker in accordance with the Purchase Terms set forth in the Notice to Sell (or in the case of a sale through a market maker and/or stockbroker, at the market price quoted on the date of sale) provided, however, that such sale must be consummated within sixty (60) days of the date of the Notice to Sell.

          2.5 Notwithstanding anything herein contained to the contrary, an Insider Shareholder may transfer all or any portion of the Shares owned by him by gift to an immediate family member upon written notice to GEM, provided, however, that the provisions of this Section 2.5 shall not apply to or run to the benefit of such transferee, who shall otherwise remain obligated by the terms and provisions of this Agreement, as provided in Article IV.

                         ARTICLE III
          Disposition Upon Death, Disability or Bankruptcy

          3.1 Subject to the provisions of Section 3.3 below, upon the death, permanent disability or filing of a petition in bank-ruptcy by or against an Insider Shareholder, GEM shall have the option to purchase and, upon the exercise of such option, the legal representative of the deceased Insider Shareholder, or such Insider Shareholder, as the case may be, shall sell to GEM the Shares held by such Insider Shareholder or deceased Insider Shareholder for a price equal to the average trading price per share of the Company's registered shares for the last One Hundred Thousand (100,000) shares sold through market makers authorized to sell the Shares during the period immediately preceding the death, permanent disability, or the entry of an order for relief in the bankruptcy proceedings commenced by or against such Insider Shareholder. In the event GEM does not exercise its option to purchase an Insider Shareholder's Shares as provided herein, the transferee of such Shares shall be bound by the requirements of Article IV of this Agreement.

          3.2 The selling Insider Shareholder or the legal repre-sentative of the deceased Insider Shareholder, as the case may be, shall deliver the Shares to GEM within sixty (60) days following the exercise of the option set forth in Paragraph 3.1 herein.

          3.3 Notwithstanding anything herein contained to the contrary, an Insider Shareholder may transfer all of his Shares by devise or bequest to an immediate family member, provided, however, that the provisions of this Section 3.3 shall not apply to or run to the benefit of such transferee, who shall otherwise remain obligated by the terms and provisions of this Agreement, as pro-vided in Article IV.

          3.4 Upon the death of any Insider Shareholder, the Company shall promptly attempt to ascertain the identity of the executor, administrator or personal representative of such deceased Insider Shareholder and, upon learning the identity thereof, shall give notice in writing to such executor, administrator or personal representative of such executor's, administrator's or personal representative's obligations and rights under this Agreement.

                         ARTICLE IV
               Obligation and Rights of Transferee

          In the event that any of the Shares shall be transferred to any person, firm, corporation or other entity, as permitted by and pursuant to any provision of this Agreement, as a condition precedent to the transfer of such Shares on the books of the Company, such transferee must deliver to the Company a properly authorized and duly executed written amendment to this Agreement, providing that such transferee accepts such Shares subject to all of the terms and conditions of this Agreement relating to transfer and thereby acknowledge that the provisions and rights contained in Sections 2.5 and 3.3 of this Agreement shall not apply to such transferee. All Certificates representing the Shares transferred to such transferee shall bear a restrictive legend in form satis-factory to the Company. In the event that an attempt is made to transfer, or compel the transfer, of any of the Shares, or any interest therein, the voluntary or involuntary transferee shall have no interest in the Shares, until the transferor Shareholder, or his estate, as the case may be, shall have first complied with the applicable provisions of this Agreement.

                         ARTICLE V
                     Voting Agreement

          5.1 The Shareholders agree among themselves, and with the Company, that they shall attend all meetings of Shareholders, in person or by proxy, and/or execute all necessary unanimous written consents of the Shareholders and/or call such special meeting of all the shareholders of the Company as may be necessary or desirable to accomplish the purposes and intent of this Article V and the provisions of this Agreement, in accordance with the principles set forth in this Agreement.

          5.2 Each Shareholder agrees to take all action, includ-ing, but not limited to, the voting of the capital stock of the Company owned by such Shareholder, so that the Board of Directors of the Company shall consist of seven (7) qualified directors including at least two qualified members designated by GEM one of who will serve as chairman of the Board of Directors, subject to the provisions of Section 5.3 below. In the event of the resig-nation, death, disqualification or removal by the Company or the Board of Directors of any member of the Board of Directors desig-nated by GEM (pursuant to this Section 5.2 or Section 5.3 below), the Shareholders agree to replace such director(s) with member(s) designated by GEM and, to the extent necessary, to cause a notice of special shareholders' meeting to be sent to each shareholder of record of the Company in accordance with the Bylaws of the Company, stating the purpose of the meeting and naming such designee(s). At the meeting called pursuant to such notice, each of the Sharehold-ers shall vote his Shares so as to elect the nominee(s) of GEM as a director of the Company.

          5.3 In the event the Board of Directors of the Company causes or allows any of the acts set forth in subsection (a) through (k) below to be taken (or approves or allows any acts to be taken which contemplate the taking of any of the acts described in subsection (a) through (k) below) without the consent of the Board members designated by GEM each of the Shareholders agrees to cause (and/or to cause the Board of Directors to cause) a notice of special shareholders' meeting to be called and served upon each shareholder of record of the Company in accordance with the Bylaws of the Company, for the purpose of removing the existing Board of Directors, voting for a new Board of Directors and naming seven (7) designees to the Board, which shall include at least four (4) members designated by GEM. At the meeting called pursuant to such notice, the Shareholders agree to take all action, including, but not limited to, the voting of the capital stock of the Company owned by such Shareholder, so that the Board of Directors of the Company shall consist of seven (7) qualified directors, including at least four (4) qualified members designated by GEM.

               (a) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company;

               (b) The dissolution or liquidation, or the taking of any action authorizing the dissolution or liquidation of the Company;

               (c) Increasing the authorized share capital of the Company, creating any new class or series of stock, or approving and/or authorizing any recapitalization of the shares of capital stock of the Company;

               (d) The payment of any dividend on the common stock of the Company, whether in cash or in securities of the Company or of any other entity, or the making of any distribution to the shareholders of the Company;

               (e) The approval or acceptance of any plan of redemption or acquisition by the Company of any of its shares of capital stock;

               (f) Any increase in the size of the Board of Directors;

               (g) The termination of, or modification or amend-ment to, the powers and duties of the Budget Committee, Compensa-tion Committee, Audit Committee or Environmental Committee;
               (h) The appointment to each of the Environmental Committee, Compensation Committee and Audit Committee of represen-tatives or persons other than Daniel Auzan, Ronald T. DeBlis and Otto H. York, (or any successor unanimously approved by such committee's existing members), or the removal of Daniel Auzan, Ronald T. DeBlis or Otto H. York (or any of their approved succes-sors) from such committees;

               (i) The appointment to the Budget Committee of representatives or persons other than Daniel Auzan, Otto H. York and Ronald DeBlis (or any successor unanimously approved by such committee's existing members), or the removal of any of Daniel Auzan, Otto H. York or Ronald DeBlis (or any of their approved successors) from such committee;

               (j)  The removal of Daniel Auzan as Chairman of
Board of Directors and Otto H. York as Vice Chairman of the Board of Directors of the Company during their elected terms; or

               (k)  Any increase in the compensation of any
employee of the Company other than as authorized by the Compensa-tion Committee.

                         ARTICLE VI
                    Termination of Agreement

          6.1 Unless terminated sooner by the unanimous agreement in writing of the Company and the Shareholders then remaining, this Agreement shall terminate upon the occurrence of any of the follow-ing events:

          6.1(i)    Cessation of the Company's business.

          6.1(ii)   Liquidation and/or dissolution of the Company.

          6.1(iii)  Upon all of the Shares being held by a single
Shareholder.

          6.1(iv)   When GEM no longer owns at least ten percent
(10%) of the outstanding shares of capital stock in the Company.

          6.1(v)    On April 21, 1998, provided, however, that in
the event GEM fails to timely exercise its option under that certain Subscription and Option Agreement, dated October 21, 1996 by and between GEM and the Company, this Agreement shall terminate on April 22, 1997.

                         ARTICLE VII
                    Statement as to Shares

          Each of the Shareholders and the Company hereby agree that they shall provide to any Shareholder or the Company from time to time, at the request of any Shareholder or the Company, with a written statement of the number of Shares then held by the Shareholder receiving such a request, together with the certificate numbers for such Shares and the location where they are kept.

                         ARTICLE VIII
                     Specific Performance

          The parties hereto agree that any violation of this Agreement other than a default in the payment of money, cannot be compensated for by damages, and the aggrieved party shall have the right, and is hereby granted the privilege, of obtaining specific performance of this Agreement in any court of competent jurisdic-tion, upon the event of any breach hereunder.

                         ARTICLE IX
                          Notices

          All notices, designations, consents, offers, acceptances or any other communications provided for or permitted herein shall be sufficiently given if in writing and delivered or sent by inter-nationally recognized overnight express courier service as follows, or to such other address as the party shall have given notice of pursuant to the foregoing terms:

          If to GEM, to:

                         G.E.M. USA, Inc.
                         c/o Metrix S.A.
                         General de Mesure et de Maintenance
                           Electronique, S.A.
                         c/o Metrix S.A.
                         Parc des Glaisins
                         6, avenue du Pre' Challes
                         B.P. 330
                         74943 Annecy-le-Vieux Cedex, France

          If to DeBlis, to:

                         Ronald T. DeBlis
                         37 Farmstead Road
                         Short Hills, New Jersey 07078

          If to Frucht, to:

                         Jack Frucht
                         380 Mountain Road, Apt. 512
                         Union City, New Jersey 07087

          If to Young, to:

                         John M. Young
                         9749 Maplecrest Circle Southeast
                         Lehigh Acres, Florida 33936


          If to the Company, to:

                         Boonton Electronics Corporation
                         25 Eastmans Road
                         Parsippany, New Jersey 07054

                         ARTICLE X
                       Miscellaneous

          10.1 This Agreement shall inure to the benefit of and shall be binding upon the parties, their heirs, legal representa-tives, successors and assigns, and shall be binding upon any person who receives any of the Shares of the Company either in accordance with, or in violation of, the terms of this Agreement.

          10.2 If any provision of this Agreement shall be or be-come illegal or unenforceable, in whole or in part, for any reason whatsoever, the remaining portions shall nevertheless be deemed valid, binding and subsisting.

          10.3 The waiver by any of the parties hereto of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

          10.4 This written document expresses the entire agreement among the parties hereto and supersedes any prior agreements or understandings concerning the subject of this Agreement. No amend-ment shall be valid unless in writing and signed by all parties.

          10.5 The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.6 This Agreement may be executed in one or more count-erparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          10.7 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. Should any provision of this Agreement require judicial interpreta-tion, it is agreed that the court interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strict-ly against the party who itself or through its agent prepares the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.




          IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement and intend that it be effective as of the day and year first above written.

Witness/Attest:          G.E.M. USA, INC.


______________________   By:  /s/ Daniel Auzan
                              ----------------------
                              Daniel Auzan, President


______________________        /s/ Ronald T. DeBlis
                              -----------------------
                              RONALD T. DeBLIS


_____________________         /s/ Jack Frucht
                              -----------------------
                              JACK FRUCHT


_____________________         /s/ John M. Young
                              -----------------------
                              JOHN M. YOUNG

                         BOONTON ELECTRONICS CORPORATION



_____________________    By:  /s/ Victor Tolan
                              -----------------------
                              VICTOR TOLAN